Exhibit 99.1

Sohu’s Online Game Subsidiary Changyou to Invest in MoboTap

BEIJING, CHINA, July 16, 2014 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today announced that its online game subsidiary, Changyou.com Limited (“Changyou”) (NASDAQ: CYOU) and MoboTap Inc. (“MoboTap”), a Cayman Islands company that is the mobile technology developer behind the Dolphin Browser, have entered into a definitive investment agreement pursuant to which Changyou will purchase 51% of the equity interests in MoboTap on a fully-diluted basis, for cash consideration of US$91 million. In addition, Changyou will provide US$30 million in funding to MoboTap by purchasing a zero-coupon convertible bond due in five years. Changyou will have the option, exercisable at any time when the bond is outstanding, to convert all or any part of the unpaid principal into shares of MoboTap at a conversion price that would result in Changyou’s equity interest in MoboTap increasing to 60% on a fully-diluted basis, measured as of the closing under the Investment Agreement, if the option is exercised in full. The transaction is expected to close in August 2014, subject to regulatory approvals and customary closing conditions.

MoboTap is the creator of Dolphin Browser, a free mobile browser for Android and iOS devices and is one of the most popular third-party mobile browsers in terms of the total number of downloads in the month of March 2014 according to App Annie. Over 100 million users globally have used Dolphin Brower, with the vast majority of its users based in the U.S. and Europe.

Mr. Tao Wang, Changyou’s chief executive officer, said, “The success of Dolphin Browser clearly reflects the MoboTap team’s ability to translate their solid understanding of mobile users’ needs and strong technical expertise into successful products and a global business. I am excited to work with MoboTap and we will support Dolphin Browser to grow its market share even further.”

Mr. Yongzhi Yang, chief executive officer of MoboTap, said, “MoboTap went from a small startup to now a company with 100 million users worldwide. The mobile browser is the gateway to the Internet on mobile devices and our passion for creating the best mobile user experience has never changed. I am happy that Changyou also shares our vision for the future of mobile Internet and will be our strong supporter of our global expansion.”

About Changyou

Changyou.com Limited (NASDAQ: CYOU) is a leading developer and operator of online games in China with a diverse portfolio of online games that includes several of the most popular online games in China, such as Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and Wartune (also known as Shen Qu) and DDTank, which are two popular web games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China, and various game platforms. Tens of millions of users play Changyou’s games and visit the 17173.com Website every month. For mobile devices, Changyou is developing games and software applications for everyday use. Changyou began operations as a business unit within Sohu.com Inc. (NASDAQ: SOHU) in 2003, and was carved out as a separate, stand-alone company in December 2007. It completed an initial public offering on April 7, 2009. Changyou has an advanced technology platform that includes advanced 2.5D and 3D graphics engines, a uniform game development platform, effective anti-cheating and anti-hacking technologies, proprietary cross-networking technology and advanced data protection technology. For more information, please visit http://ir.changyou.com.

About MoboTap

MoboTap is a mobile technology developer that is committed to advancing the mobile revolution by improving the way people experiences the mobile web through their smartphone devices. Founded and led by an international team of proven engineers and entrepreneurs, MoboTap has begun this revolution with the launch of Dolphin Browser, a free mobile browser specifically optimized for mobile users. The Dolphin Browser has been used by over 100 million users globally spread over 100 different countries and regions. It is a leading third-party mobile browser in developed markets, such as U.S., Europe and Japan.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and it owns and operates the 17173.com Website, a leading game information portal in China that is visited by tens of millions of visitors every month. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its eighteenth year of operation.

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s current and projected future losses due to increased spending by Sohu for video content and by Changyou for marketing for software on mobile devices, the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop successful games for mobile platforms or successfully monetize mobile games it develops or acquires, the possibility that Changyou’s investment in MoboTap, if completed, will not produce hoped-for benefits to Changyou, including enhancements to Changyou’s efforts in building its platform business, and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

For investor and media inquiries, please contact:

In China:

Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

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